                                                                     EXHIBIT 5.1

                   [Letterhead of Hale and Dorr appears here]

                                                      July 30, 1999


Diatide, Inc.
Nine Delta Drive
Londonderry, New Hampshire 03053

         Re:      1999 STOCK INCENTIVE PLAN
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Ladies and Gentlemen:

         We have assisted in the preparation of a Registration Statement on Form S-8 (the Registration Statement") to be filed with the Securities and Exchange Commission relating to 2,500,000 shares (the "Shares") of Common Stock, $.001 par value per share, of Diatide, Inc., a Delaware corporation (the "Company"), issuable under the Company's 1999 Stock Incentive Plan (the "Plan").

         We have examined the Restated Certificate of Incorporation of the Company, the Amended and Restated By-laws of the Company, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

         In examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, and the authenticity of the originals of any such documents.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance under the Plan, and the Shares, when issued and paid for in accordance with the terms of the Plan and at a price per share in excess of the par value per share for such Shares, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.

                                            Very truly yours,

                                            /s/ HALE AND DORR LLP
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                                            HALE AND DORR LLP